Exhibit 21.1



                                  Subsidiaries
                                  ------------


1.   OptiMark, Inc., a Delaware corporation
2.   OptiMark Innovations Inc., a Delaware corporation
3. OptiMark US Equities, Inc. (f/k/a OptiMark Technologies, Inc.), a Delaware corporation
4.   OptiMark Services, Inc., a Colorado corporation
5.   OptiMark OTC Services, Inc., a Delaware corporation
6.   OptiMark Trading Systems Canada, Inc., a Canadian corporation
7.   Japan OptiMark Systems, Inc., a Japanese corporation